UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                           Commission File Number 333-105805-09

              J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.
             (Exact name of registrant as specified in its charter)

                270 Park Avenue,  New York, NY 10017 (212) 834-9299
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


              J.P. Morgan Chase Commercial Mortgage Securities Corp.
         Commercial Mortgage Pass-Through Certificates, Series 2004-PNC1
             (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: 62

     Pursuant to the  requirements of the Securities  Exchange Act of 1934
J.P. Morgan   Chase   Commercial   Mortgage   Securities   Corp.   has  caused
this certification/notice to be signed on its behalf by the undersigned duly authorized person.

          By:  JPMorgan Chase Bank, N.A. as Paying Agent for:

               J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2004-PNC1

          By:  /s/ Diane E. Wallace
               --------------------------------------------------
        Name:   Diane E. Wallace
        Title:  Vice President

         Date:  January 28, 2005